Exhibit 3
FOR IMMEDIATE RELEASE
October 25, 2005
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp
Announcement of Change in Directors
Nissin Co., Ltd. hereby announces a change in position of a member of its Board of Directors as of November 1, 2005, pursuant to a resolution adopted by the Board of Directors at its meeting held today.

New Title	Name	Current Title

Senior Managing Director &

Senior Managing Director &		Executive Officer

Executive Officer	Hitoshi Higaki	(General Manager

Inter-Company Dept.)